Exhibit 10.43

January 5, 2024

Jeffrey Smith
[…***…]1

Dear Jeffrey,
I am pleased to offer you a promotion to the position of Executive Vice President, Chief Medical Officer, with the addition of the following changes to your compensation package, effective January 1, 2024.

Your revised compensation is based on your contributions to the Company’s goals and ongoing efforts to make Zymeworks a world leader in antibody and protein therapeutics.

Current Base Salary    $425,000.00 USD
Promotional Increase    14.1%
Jan. 1, 2024 New Base Salary    $485,000.00 USD
Current Bonus Target    35%
New Bonus Target    45%

On behalf of the senior management team and Zymeworks’ Board of Directors, I am pleased to inform you of your 2024 annual equity grant. This year, your grant will be issued to you in Stock Options and Restricted Stock Units (RSUs).
Annual Stock Option Award    90,000
Annual RSU Award    60,000

Pending receipt of all required corporate approvals, the Options and RSUs will be granted under the Company’s Amended and Restated Stock Option and Equity Compensation Plan, per the following stock vesting schedule:
Stock Options
•25% of the Options will vest and become exercisable on the one-year anniversary of the date of grant, after which
•1/36 of the remaining Options will vest on the last day of each month, until all of the Options have vested, subject to your continued company service

RSUs
The RSUs will vest over a three-year period as follows:
•1/3 of such RSUs will vest on the one-year anniversary of the Grant Date
•1/3 of such RSUs will vest on the two-year anniversary of the Grant Date
•The remaining 1/3 of such RSUs will vest on the three-year anniversary of the Grant Date, subject to your continued company service

You will be notified at a later date when your annual stock option and RSU grant is ready for your review and acceptance in Shareworks.

1 Personal Information – Contact Information.

This is well deserved! I want to personally thank you for all your contributions and commitment to Zymeworks’ success as we strive to bring patients home to their loved ones disease-free. All of your efforts are greatly appreciated.

We wish you well in your new position. If you have any questions, please do not hesitate to contact me.

Sincerely,

/s/ Kenneth Galbraith
Kenneth Galbraith
Chair & CEO

I, Jeffrey Smith, understand that all other terms and conditions of my employment remain unchanged.

Acknowledged:

Signed: /s/ Jeffrey Smith

Dated: January 6, 2024